UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K/A (Amendment #1)

____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 21, 2011

(Exact name of registrant as specified in its charter)

Florida	001-34462	65-0925265
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One North Federal Highway, Boca Raton, Florida		33432
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (561) 362-3435

N/A

___________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 24, 2011, 1st United Bancorp, Inc. (“Bancorp” or the “Company”), filed a Current Report on Form 8-K (the “Original Report”) to report that its subsidiary, 1st United Bank (“1st United), has assumed all of the deposits, other than depository organization-brokered deposits, and purchased substantially all of the assets of Old Harbor Bank of Florida (“Old Harbor”) headquartered in Clearwater, Florida through a Purchase and Assumption Agreement – Whole Bank (the “Old Harbor Agreement”), including loss-sharing with the Federal Deposit Insurance Corporation (“FDIC”) dated as of October 21, 2011. In the Original Report, the Company indicated it would file an amendment to the Form 8-K no later than January 5, 2012 to provide financial information to the extent required by Item 9.01 of Form 8-K.

This Current Report on Form 8-K/A (“Amendment 1”) updates the disclosures provided in Item 2.01 and provides the disclosures required by Item 9.01. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. The Company does not anticipate that it will further amend this Current Report.

In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, “Financial Statements of Acquired Troubled Financial Institutions” (“SAB 1:K”), the Company has omitted certain financial information of Old Harbor required by Rule 8-04 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including transactions such as the Old Harbor acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made or incorporated by reference in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectation concerning its financial condition, operating results, cash flows, liquidity and capital resources, including the effects of the Old Harbor acquisition and the final determination of the assets and liabilities acquired and their respective valuations. A discussion of risk, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Business – Note about Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as updated by our subsequent quarterly reports, and in the Original Report.

Item 2.01 Completion of Acquisition and Disposition of Assets

The following discussion of assets acquired and liabilities assumed is presented at estimated fair value on the date of the Old Harbor Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Audited Statement of Assets Acquired and Liabilities Assumed, at October 21, 2011, and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 and incorporated by reference (the “Audited Financial Statement”). These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available. The tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this item 2.01 reflects the status of these items to the best of management’s knowledge as of December 15, 2011.

On October 21, 2011, 1st United entered into the Old Harbor Agreement with the FDIC, as receiver. According to the terms of the Old Harbor Agreement, 1st United assumed all deposits (other than depository organization brokered deposits) and acquired substantially all of the assets of Old Harbor. The assets acquired included $24.7 million in cash and cash equivalents, $31.1 million in securities available for sale, $144.8 million in loans and $3.0 million in other real estate owned based on Old Harbor’s carrying value, and 1st United assumed approximately $209.5 million in deposits. Old Harbor operated seven banking centers in Pasco and Pinellas Counties, Florida, and had 42 employees.

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The deposits were acquired with a 0% premium and assets were acquired at a discount of approximately $8.5 million, subject to customary adjustments. The terms of the Old Harbor Agreement provide for the FDIC to indemnify 1st United against claims with respect to liabilities and assets of Old Harbor or any of its affiliates not assumed or otherwise purchased by 1st United and with respect to certain other claims by third parties.

Each of Old Harbor’s banking offices located in Florida have reopened as branches of 1st United. 1st United has the option to purchase the furniture and equipment and any owned facilities from the FDIC. 1st United had a 90-day option to repudiate leased facilities, and, depending on the facility, either a 90 day or a 30 day option to acquire owned facilities and the related furniture and equipment. 1st United has exercised its option to purchase two banking facilities and assumed the leases of two others. Three of the former Old Harbor branches will not be assumed or acquired and 1st United anticipates servicing the customers from retained branch locations. In addition, 1st United has an option, exercisable for 90 days following the closing of the acquisition, to elect to assume or reject any contracts that provided for the rendering of services by or to Old Harbor.

In connection with the acquisition of Old Harbor, 1st United entered into Loss Sharing Agreements (the “Loss Sharing Agreements”) with the FDIC that collectively cover a substantial portion of the $144.8 million loan portfolio and all of the $3.0 million in other real estate owned (the “Covered Assets”). None of the other acquired assets of Old Harbor are covered by Loss Sharing Agreements with the FDIC.

Pursuant to the terms of the Loss Sharing Agreements, the FDIC’s obligation to reimburse 1st United for losses with respect to Covered Assets begins with the first dollar of loss incurred. The FDIC will reimburse 1st United for 70% of losses with respect to Covered Assets, up to approximately $49 million. 1st United will reimburse the FDIC for 70% of recoveries with respect to losses for which the FDIC paid 1st United 70% reimbursement under the Loss Sharing Agreements. The loss sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and 1st United reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to commercial loans and other real estate owned provides for FDIC loss sharing for five years and 1st United reimbursement for eight years on the same terms and conditions as described above.

The Loss Sharing Agreements prohibit the assignment by 1st United of its rights under the Loss Sharing Agreements and the sale or transfer of any subsidiary of 1st United holding title to Covered Assets without the prior written consent of the FDIC. An assignment would include (i) the merger or consolidation of 1st United with or into another bank, if the Company will own less than 66.66% of the equity of the resulting bank; (ii) the merger or consolidation of the Company with or into another company, if the shareholders of the Company will own less than 66.66% of the equity of the resulting company; (iii) the sale of all or substantially all of the assets of 1st United to another company or person; or (iv) a sale of shares by any one or more shareholders of the Company or 1st United that would effect a change in control of 1st United. 1st United’s rights under the Loss Sharing Agreements will terminate if any assignment of the Loss Sharing Agreements occurs without the prior written consent of the FDIC.

In addition, on December 15, 2021, 1st United will pay to the FDIC 50% of the excess, if any, of (1) $9,761,431 minus (2) the sum of (a) 25% of the asset discount bid made in connection with the acquisition, (b) 20% of the Cumulative Shared-Loss Payments (as defined below) and (c) 3.5% of the total loans subject to loss sharing under the Loss Sharing Agreements as specified in the schedules to the Old Harbor Agreement. For the purposes of the above calculation, “Cumulative Shared-Loss Payments” means (i) the aggregate of all of the payments made or payable to the Company under the Loss Sharing Agreements minus (ii) the aggregate of all of the payments made or payable to the FDIC under the Loss Sharing Agreements.

The Loss Sharing Agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The fair value of the Loss Sharing Agreements was recorded as an indemnification asset at an estimated fair value of $17.7 million on the acquisition date.

The foregoing summary of the Old Harbor Agreement, including Loss Sharing Agreements, is not complete and is qualified in its entirety by reference to the full text of the Old Harbor Agreement and certain other exhibits attached to the Old Harbor Agreement, which are incorporated herein by reference.

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Item 9.01. Financial Statements and Exhibits.

(a)     Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on October 21, 2011, 1st United acquired certain assets and assumed substantially all of the deposits and some of the liabilities of Old Harbor pursuant to the Old Harbor Agreement. A narrative description of the anticipated effects of the Old Harbor acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes to the Company, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Audited Financial Statement, which is attached hereto as Exhibit 99.4.

The acquisition of the fair value of Old Harbor assets and liabilities increased the Company’s total assets and total deposits by approximately 16.9% and 20.8%, respectively, as compared to balances at September 30, 2011, and is expected to positively affect the Company’s operating results to the extent the Company earns more from interest earned on its interest earning assets than it pays in interest on its interest bearing liabilities. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification assets will also impact cash flows and operating results.

The Company estimated the acquisition fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (ASC Topic 805) and ASC Topic 820, Fair Value Measurements. However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Financial Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. To the extent the actual value realized for the acquired loans differs from the estimated amount, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC. The estimated fair vlaues are considered preliminary and are subject to refinement as additional information relative to the closing date fair values becomes available during the measurement period, not to exceed one year. The Company recorded an estimated receivable from the FDIC in the amount of $17.7 million as of October 21, 2011, which represents the fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed to the Company. The Loss Sharing Agreements are subject to certain servicing procedures as specified in the agreements.

On the date of acquisition, 1st United did not immediately acquire the furniture or equipment or any of the owned facilities of Old Harbor. However, 1st United has the option to purchase the furniture and equipment and any owned facilities from the FDIC. 1st United had a 90-day option to repudiate leased facilities and, depending on the facility, either a 90 day or a 30 day option to acquire owned facilities and the related furniture and equipment. Old Harbor maintained seven branches with four branches leased and three branches which were owned. Management of 1st United assessed each location and determined not to assume three branches, two of which were leased and one of which was owned. 1st United has agreed to purchase the facilities of two locations and related furniture and equipment for $2.0 million and assume the leases of two facilities. Customers of the branches not assumed are anticipated to be serviced from the retained branches.

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FINANCIAL CONDITION

The statement of net assets acquired and liabilities assumed as of October 21, 2011 and the resulting goodwill is presented in the following table (dollars in thousands).

Assets	As Recorded By Old Harbor	Fair Value Adjustments		As Recorded by 1st United
Cash and cash equivalents	$24,737	$—		$24,737
Securities available for sale	31,087	(112	)(a)	30,975
Federal Home Loan Bank stock	392	—		392
Loans	149,186	(30,285	)(b)	118,901
Other real estate owned	3,045	(983	)(b)	2,062
Core deposit intangible	—	485	(c)	485
FDIC loss share receivable	—	17,721	(d)	17,721
Accrued interest receivable and other assets	784	460	(a)	1,244
Total Assets Acquired	$209,231	$(10,778)		$196,517

Liabilities	As Recorded By Old Harbor	Fair Value Adjustments		As Recorded by 1st United
Deposits	$209,541	$76	(e)	$209,617
Other	285	806	(f)	1,091
Total Liabilities Assumed	$209,826	$882		$210,708

Excess of liabilities assumed over assets acquired				14,191
Cash received from the FDIC				9,096
Total Goodwill				$5,095

Explanation of Fair Value Adjustments

(a)	These amounts represent miscellaneous asset writedowns.

(b)	These estimated amounts reflect the fair value adjustments to the book value of loans and other real estate owned, respectively.

(c)	This fair value adjustment represents the estimated value of the core deposit base assumed in the acquisition. This amount was recorded by us as an identifiable intangible asset and will be amortized as an expense over the average life of the core deposit base, which is estimated to be 10 years.

(d)	This adjustment represents the estimated fair value of the amount that we will receive from the FDIC under the Loss Sharing Agreements as a result of future covered loan and other real estate owned losses.

(e)	This fair value adjustment was recorded because the weighted average interest rate of Old Harbor’s time deposits exceeded the cost of similar wholesale funding at the time of the acquisition. This amount will be amortized to reduce interest expense on a declining basis over the average life of the deposit portfolio.

(f)	This amount represents the accrual for unpaid real estate taxes.

The following is a description of the methods used to determine the fair values of significant assets and liabilities presented above.

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Cash and cash equivalents

The carrying amount of cash and cash equivalents is a reasonable estimate of fair value based on their short-term nature.

Securities available for sale

The fair value of securities available for sale was determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmarks quoted securities.

Upon the acquisition of Old Harbor, 1st United acquired GNMA residential mortgage backed securities with a fair value of $31.0 million. Mortgage backed securities are not due at a single maturity date and have maturities greater than 10 years. The weighted average yield on securities available for sale was 2.60%.

Loans

The fair value of loans was determined for loans with and without evidence of deterioration in credit since origination. 1st United identified loans with and without evidence of a deterioration of credit since origination. For loans identified as not having a deterioration of credit quality since origination, 1st United estimated the fair value based on a discounted cash flow methodology that considered factors such as the type of loan, related collateral, risk classification, fixed or variable interest rate, term of the loan and whether the loan was amortizing. Loans were grouped together based on similar characteristics and were treated in the aggregate when determining the fair value. The discount rates used for these loans are based on current market rates for new originations of comparable loans. The estimated credit factor applied to these loans was based on historical credit losses for similar loans. Management prepared the purchase price allocations, and in part relied on a third party for the valuation of non-impaired loans at October 21, 2011.

For loans with evidence of deterioration in credit quality since origination or loans that were considered impaired as of the date of acquisition, the fair value of each loan was based on the discounting of the estimated cash flows for a loan and included such factors as the resolution periods expected and the most recent real estate appraisal less an estimate for the costs of sales. The appraisals can use either a single valuation approach or a combination of approaches that includes comparable sales and income approach.

The following table shows the number of loans and the fair value of loans acquired as of October 21, 2011 (dollars in thousands):

Loan Types	Number of Loans	Fair Value of Acquired Loans	% of Acquired Loan Portfolio
Commercial Real Estate	195	$88,348	74.3%
Commercial	81	13,070	11.0%
Closed End First Lien 1-4 Family	51	12,272	10.3%
Home equity lines of credit and second liens	88	4,579	3.9%
Consumer and other	43	632	0.5%
Total	458	$118,901	100.0%

As part of the acquisition of substantially all of the assets of Old Harbor, 1st United acquired certain consumer loans which are not covered under loss share agreements. The unpaid principal balance of these loans was $2.6 million with purchase accounting discounts of $167,000 and a net carrying value of $2.5 million.

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The acquired loans at October 21, 2011 included loans accounted for in accordance with FASB ASC 310-30 (“ASC 310-30”). As defined by ASC 310-30 and subject to certain exceptions contained in that statement, ASC 310-30 loans are loans with evidence of deterioration of credit quality for which it is probable that the borrower will not be able to make all contractually required payments. Loans acquired with evidence of deterioration of credit quality and which it is probable that the borrowers will be unable to make all contractually required payments had an aggregate unpaid principal balance on the date of acquisition of $38.9 million and were recorded at fair value of $19.5 million at October 21, 2011. Covered loans for which 1st United was unable to reasonably estimate future cash flows expected to be collected had an aggregate unpaid principal balance of $14.9 million and a fair value of $8.6 million which will be nonaccrual loans. Loans without specifically identified credit deficiencies had an aggregate unpaid principal balance was $92.7 million and a fair value of $88.3 million on October 21, 2011.

The following table sets forth the loan interest rate sensitivity for loans acquired by years until maturity at October 21, 2011:

(Dollars in thousands)	Total	Fixed and Variable rate <1 year Maturity	Fixed and Variable rate 1 to 5years	Fixed and Adjustable Rate 5 to 10 years	Fixed and Adjustable > 10 years
Commercial	$13,070	$738	$12,332	$—	$—
Residential real estate	16,851	623	14,688	1,383	157
Commercial real estate	88,348	13,100	70,832	3,372	1,044
Consumer and other	632	360	272	—	—
Total loans	$118,901	$14,821	$98,124	$4,755	$1,201

The following table sets forth the fair value of loans acquired which are on non-accrual status (dollars in thousands):

Fair value
Commercial	$195
Residential	1,107
Commercial real estate	7,324
Total loans	$8,626

Other Real Estate Owned

The following is a summary of other real estate owned as of the date of acquisition:

(Dollars in thousands)	Total
Commercial real estate	$2,062
Residential real estate	—
Total	$2,062

The fair value of other real estate owned was based on current and prior appraisals less estimated costs to sell. These appraisals used may be a single valuation approach or a combination of approaches including comparable sales and income approach.

FDIC Loss Share Receivable

This loss sharing asset is measured separately from the related covered asset as it is not contractually embedded in the assets and is not transferable with the assets should 1st United choose to dispose of them. Fair value was estimated using projected cash flows related to the Loss Sharing Agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These expected reimbursements do not include reimbursable amounts related to future covered expenditures. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC. A third party provided the valuation of the FDIC loss share indemnification asset at October 21, 2011.

Goodwill

As a result of the acquisition, 1st United recorded goodwill of $5.1 million. Goodwill is not an amortizing asset. 1st United will periodically review the valuation of this intangible asset, and no less than annually, for impairment. If any impairment is subsequently determined, 1st United will record the impairment as a current period expense in the consolidated statement of operations.

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Deposits

1st United assumed $209.6 million of deposits at fair value. The amount of deposits assumed represents approximately 20.8% of the Company’s total deposits at September 30, 2011. The following table summarizes the acquired balances of deposits acquired along with the percentage of each type of deposit acquired:

(Dollars in thousands)	Book Balance	Percentage acquired
Noninterest bearing accounts	$8,314	4.0%

Interest bearing accounts
NOW accounts	$14,332	6.9%
Money market accounts	44,038	21.0%
Savings accounts	21,858	10.4%
Time deposits	121,075	57.7%
Total interest bearing deposits	$201,303	96.0%
Total deposits	$209,617	100.0%

The weighted average contractual yield on time deposits was 1.49% as of October 21, 2011.

The fair value of checking and saving deposit accounts are, by definition, equal to the amount payable on demand at the reporting dates as these amounts generally have no stated maturity and are payable on demand. The fair value of time deposits is based on discounted cash flows that applies interest rates currently being offered to the interest rates embedded on such time deposits. As a result, 1st United recorded a fair value adjustment of $76,000 which will be amortized over the expected useful life of the deposits.

In the assumption of the deposit liabilities, 1st United valued the customer relationships associated with these deposits and recorded an intangible asset of $485,000. The value of the intangible assets is based on a discounted cash flow methodology that gave consideration to expected customer attrition rates, cost of the deposit base, reserve requirements and the net maintenance cost attributable to customer deposits. The core deposit intangible will be amortized utilizing an accelerated amortization method over the estimated useful life, not to exceed 10 years. Future amortization over the estimated useful life will decrease the consolidated results of operations, net of the potential tax impact. Since amortization is a non cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, the core deposit intangible is disallowed and is a reduction to equity capital. 1st United does not expect that disallowing this intangible asset will materially adversely affect the Company’s or 1st United regulatory capital ratios. A third party has been engaged to provide the valuation for the core deposit intangibles at October 21, 2011.

The core deposit intangible asset is subject to significant estimates related to the value and the life of the asset. These estimates could change over time. 1st United will review the valuation of this intangible asset periodically for impairment. If any impairment is subsequently determined, 1st United will record the impairment as an expense in the consolidated statement of operations.

OPERATING RESULTS AND CASH FLOWS

Management will periodically become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. The acquisition of Old Harbor was attractive for a variety of reasons including:

•	Attractiveness in the pricing of the acquired assets including the indemnification asset;

•	Ability of 1st United to expand into a new marketplace; and

•	Opportunities to enhance future income and efficiencies through the centralization of some duties and the removal of various duplications of effort.

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Due to these and other factors, including the level of FDIC support related to the covered loans and other real estate owned, the Company believes that the acquisition of Old Harbor will have a positive impact on its earnings.

The total assets acquired represented approximately 16.9% of the Company’s total assets at September 30, 2011 and total deposits assumed represented approximately 20.8% of the Company’s total deposits at September 30, 2011. The Company believes that the transaction will improve net interest income as it earns more from the interest earned on loans and investments than its pays in interest on deposits.

The extent to which the Company’s operating results may be adversely impacted by the acquired loans is largely offset by the loss sharing agreement and the related discounts reflected in the estimated fair value of those assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, the fair value of the acquired loans reflects an estimate of the expected credit losses related to these assets. As a result, the operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date. ASC 310-30 applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required principal and interest payments. ASC Topic 310-30 prohibits carrying over or creating an allowance for loans losses upon initial recognition of the acquisition.

The Loss Sharing Agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to satisfy the loan or other real estate owned. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The Loss Sharing Agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged-off or charged-down after the Company exhausts its best efforts at collection, the Loss Sharing Agreements will cover a substantial portion of the loss associated with the covered assets.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreement to make payments over time. As the Loss Sharing Agreements cover up to a period of 10 years for residential loans and a period of 5 years for commercial and other real estate owned, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and the recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable into income over the economic life of the loans and will be dependent upon the timing and success of 1st United collection efforts.

Cash Flows and Liquidity

Per the Old Harbor Agreement, 1st United received $9.1 million in cash from the FDIC and acquired $24.7 million in cash and cash equivalents and $30.8 million in securities available for sale at fair value.

Deposits in the amount of $209.6 million were also assumed. Of the total amounts acquired, approximately 42.5% or $89.2 million represented time deposits with a contractual maturity period of one year or less.

Subsequent to the acquisition, 1st United evaluated the interest rates offered on time deposits and elected to adjust certain interest rates paid on time deposits generally with maturities of greater than six months. These time deposits assumed with this acquisition may be redeemed without penalty for a period of six months. As a result of these interest rate adjustments and the pending closure of branches, approximately $17.8 million of time deposits have been redeemed as of November 30, 2011.

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Financial Statements

Attached hereto as Exhibit 99.4 and incorporated by reference into this Item 9.01 is an audited Statement of Assets Acquired and Liabilities Assumed by 1st United Bank related to the acquisition of Old Harbor on October 21, 2011 and the accompanying notes thereto:

•	Report of Independent Registered Public Accounting Firm

•	Statement of Assets Acquired and Liabilities Assumed by 1st United Bank at October 21, 2011

•	Notes to Statement of Assets Acquired and Liabilities Assumed by 1st United Bank

The Company omitted certain information of Old Harbor required by Rule 3-05 of regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAS 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as a transaction where a registrant engages in an acquisition of a significant amount of assets of troubled financial institution that involves persuasive federal assistance and audited financial statement of the troubled financial institution that are not reasonably available.

(d)	Exhibits.

2.1	Purchase and Assumption Agreement – Whole Bank, All Deposits, dated October 21, 2011, among the Federal Deposit Insurance Corporation, receiver of Old Harbor Bank, Clearwater, Florida, the Federal Deposit Insurance Corporation and 1st United Bank.*

23.1	Consent of Crowe Horwath LLP.

99.1	Press Release, dated October 24, 2011, announcing the merger of 1st United Bancorp, Inc., Anderen Financial, Inc., 1st United Bank, and Anderen Bank.*

99.2	Slide Presentation for Old Harbor Bank acquisition dated October 21, 2011.*

99.3	Slide Presentation for Anderen Financial, Inc. Merger dated October 24, 2011.*

99.4	Report of Independent Registered Public Accounting firm; Statement of Assets Acquired and Liabilities Assumed at October 21, 2011, and Notes to Statement of Assets Acquired and Liabilities Assumed.

*previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST UNITED BANCORP, INC.

Date:	December 16, 2011	By:	/s/ John Marino
John Marino,
President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase and Assumption Agreement – Whole Bank; All Deposits, dated October 21, 2011, among the Federal Deposit Insurance Corporation, receiver of Old Harbor Bank, Clearwater, Florida, the Federal Deposit Insurance Corporation, and 1st United Bank.*
2.2	Agreement and Plan of Merger, dated October 24, 2011, by and among 1st United Bancorp, Inc., Anderen Financial, Inc., and Anderen Bank.*
23.1	Consent of Crowe Horwath LLP.
99.1	Press Release, dated October 24, 2011, announcing the merger of 1st United Bancorp, Inc., Anderen Financial, Inc., 1st United Bank, and Anderen Bank.*
99.2	Slide Presentation for Old Harbor Bank acquisition dated October 21, 2011.*
99.3	Slide Presentation for Anderen Financial, Inc. Merger dated October 24, 2011.*
99.4	Report of Independent Registered Public Accounting firm; Statement of Assets Acquired and Liabilities Assumed at October 21, 2011, and Notes to Statement of Assets Acquired and Liabilities Assumed.

* previously filed